EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES APRIL CASH DISTRIBUTION

Dallas, Texas, April 18, 2019 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.114560 per unit, payable on May 14, 2019, to unitholders of record on April 30, 2019. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	14,000	227,000	$48.11	$4.23
Prior Month Distribution	16,000	84,000	$44.81	$4.45

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that $49,003 of excess costs was recovered on properties underlying the Texas Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $1.6 million, including accrued interest of $275,000.

XTO Energy has advised the Trustee that increased development costs, primarily due to the drilling of seven vertical wells in the Hewitt Unit, caused costs to exceed revenues by $11,000 on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis

Vice President

Simmons Bank, Trustee

855-588-7839